Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

NBT Bancorp Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)(3)
Equity	Common Stock, $0.01 par value per share	Other	1,264,171	$37.665	$47,615,000.72	0.00014760	$7,027.98
Total Offering Amounts					$47,615,000.72		$7,027.98
Total Fee Offsets					—		—
Net Fee Due							$7,027.98

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable under the NBT Bancorp Inc. 2024 Omnibus Incentive Plan (the “2024 Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 1,264,171 shares of Common Stock available for issuance under the 2024 Incentive Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock of the Registrant as reported on Nasdaq on May 14, 2024, which was $37.665 per share.